Exhibit 99.1

POPULAR, INC.

Contact:

Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596 (mobile)

News For Immediate Release:

Popular Commences Exchange Offer to Issue up to 390 Million Shares of Common Stock in Exchange for any and all issued and outstanding shares of its Series A Preferred Stock and Series B Preferred Stock and issued and outstanding Trust Preferred Securities (subject to certain limitations and qualifications)

San Juan, Puerto Rico, Monday, June 29, 2009 – Popular, Inc. (the “Corporation”) (NASDAQ: BPOP) today announced that it has commenced an offer to issue up to 390 million shares of its Common Stock in exchange for its Series A Preferred Stock and Series B Preferred Stock and for the Trust Preferred Securities referred to below (the “Exchange Offer”).

In connection with the Exchange Offer, for each share of Series A Preferred Stock, share of Series B Preferred Stock or Trust Preferred Security accepted in accordance with the terms of the Exchange Offer, the Corporation will issue a number of its shares of Common Stock equal to the Exchange Value, set forth in the table below, divided by the “Relevant Price”. The “Relevant Price” will be equal to the greater of (1) the average Volume Weighted Average Price, or “VWAP,” of a share of our Common Stock during the five-trading day period ending on the second business day immediately preceding the expiration date of the Exchange Offer (which we currently expect to be July 24, 2009, unless the Exchange Offer is extended), determined as described in the preliminary prospectus for the Exchange Offer and (2) the “Minimum Share Price” of $2.50 per share of the Corporation’s Common Stock. The expiration date for the Exchange Offer is July 28, 2009, unless the Corporation extends the Exchange Offer or terminates it early.

	Per Share Liquidation
	Preference/	Per Share Exchange
Title of Securities	Amount	Value*
6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A	$25	$20
8.25% Non-cumulative Monthly Income Preferred Stock, Series B	$25	$20
8.327% Trust Preferred Securities (issued by BanPonce Trust I)	$1,000	$800
6.564% Trust Preferred Securities (issued by Popular North America Capital Trust I)	$1,000	$800
6.70% Cumulative Monthly Income Trust Preferred Securities (issued by Popular Capital Trust I)	$25	$25
6.125% Cumulative Monthly Income Trust Preferred Securities (issued by Popular Capital Trust II)	$25	$25

• The Exchange Values are subject to change in the Corporation’s sole discretion during the course of Exchange Offer.

In connection with the Exchange Offer, the Corporation is seeking the consent of holders of shares of its Series A and Series B Preferred Stock to issue to the U.S. Treasury shares of Senior Preferred Stock, in exchange for the Corporation’s Series C Preferred Stock currently held by the Treasury under the TARP. In order to participate in the Exchange Offer, holders of shares of Series A and Series B Preferred Stock will be required to grant such consent. If those consents are not obtained, the Corporation has agreed with the U.S. Treasury to exchange its Series C Preferred Stock for newly issued trust preferred securities. If either action occurs, the U.S. Treasury will continue to receive distributions with respect to its investment in the Corporation’s securities despite the suspension of dividends on the Corporation’s Common Stock, Series A Preferred Stock and Series B Preferred Stock. The U.S. Government is not making any new investment in the Corporation in connection with the Exchange Offer and is not receiving any Common Stock in connection with the Exchange Offer.

The lead dealer managers for the Exchange Offer are UBS Investment Bank, which can be contacted at (888) 719-4210, and Popular Securities, which can be contacted at (787) 766-6601, and the co-lead dealer manager is Citi, which can be contacted at (800) 558-3745.

The Corporation has filed a registration statement (including a preliminary prospectus and related exchange offer materials) with the SEC for the exchange offer to which this communication relates. This registration statement has not yet become effective. Before you decide whether to tender into the Exchange Offer, you should read the preliminary prospectus in that registration statement and other documents the Corporation has filed with the SEC for more complete information about the Corporation and the Exchange Offer. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Corporation will arrange to send you the preliminary prospectus if you request it by contacting Corporate Communications, at (787) 765 – 9800. The complete terms and conditions of the Exchange Offer are set forth in the preliminary prospectus and the related letters of transmittal, copies of which will be available at www.popularinc.com/exchangeoffer and from Global Bondholder Services Corporation, the information agent, at (866) 540-1500 or, for bankers and brokers, at (212) 430-3774.

This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which may be made only pursuant to the terms of the preliminary prospectus and related letter of transmittal, as applicable.

Forward-Looking statements
The information included in this press release may contain certain forward-looking statements. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its filings with the U.S. Securities and Exchange Commission.
* * *
Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with 240 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries.

In the United States, the Corporation operates Banco Popular North America (BPNA), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA and offers loan customers the option of being referred to a trusted consumer lending partner.

The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meet the needs of retail and business clients through innovation and to foster growth in the communities it serves.